Exhibit 99.2

For Immediate Release

Socket Communications Contact:	Editorial Contact:
David Dunlap	Theresa Chavez
Chief Financial Officer	Ketchum
(510) 744-2735	(415) 984-6138
dave@socketcom.com	Theresa.chavez@ketchum.com

Investor Relations Contacts:
Carol Montalvo	Todd Kehrli or Jim Byers
Sr. Marketing Communications Manager	MKR Group, Inc.
(510) 744-2751	(323) 468-2300
carol@socketcom.com	sckt@mkr-group.com

Socket Communications Regains Compliance with Nasdaq Minimum Bid Price Rules

NEWARK, Calif., - January 3, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today announced that it received a Nasdaq Staff Letter, dated December 26, 2006, advising that the Company has regained compliance with the minimum $1.00 bid price requirement for continued listing on the Nasdaq Global Market Exchange required by Marketplace Rule 4450(a)(5). Previously, on December 11, 2006, Socket received a received a letter from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the Company had failed to comply with the minimum bid price requirement of $1.00 over the previous 30 consecutive business days as required by the Nasdaq Marketplace Rules. During the subsequent compliance period provided under the Marketplace Rules, the closing bid price of the Company's common stock was at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, Nasdaq has informed Socket that it has regained compliance with Marketplace Rule 4450(a)(5).

About Socket Communications

Socket Communications develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDAs, Smartphones and tablet PCs. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class third party software developers and OEMs, Socket Mobility Friendly® products drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at (510) 744-2700 or http://www.socketcom.com/.

Socket is a registered trademark of Socket Communications, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc. All rights reserved.

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